Exhibit 10.9

CONSENT AND SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into this 17th day of November, 2020, by and among MAUI ACQUISITION CORP., a Delaware corporation ("Holdings"), SAFARILAND, LLC, a Delaware limited liability company ("Safariland"), SAFARILAND GLOBAL SOURCING, LLC, a Delaware limited liability company ("Global Sourcing"), HORSEPOWER, LLC, a Delaware limited liability company ("Horsepower"), MED-ENG, LLC, a Delaware limited liability company ("Med-Eng"), SENCAN HOLDINGS, LLC, a Delaware limited liability company ("Sencan Holdings"), ATLANTIC TACTICAL, INC., a Pennsylvania corporation ("ATI"), LAWMEN'S DISTRIBUTION, LLC, a Delaware limited liability company ("Lawmen's"), SAFARILAND DISTRIBUTION, LLC, a Delaware limited liability company ("Distribution"), UNITED UNIFORM DISTRIBUTION, LLC, a Delaware limited liability company ("UUD"), GH ARMOR SYSTEMS INC., a Delaware corporation ("GH Armor"), DEFENSE TECHNOLOGY, LLC, a Delaware limited liability company ("DefTech"; together with Holdings, Safariland, Global Sourcing, Horsepower, Med-Eng, Sencan Holdings, ATI, Lawmen's, Distribution, UUD and GH Armor, collectively, "U.S. Borrowers"), MED-ENG HOLDINGS ULC, a British Columbia unlimited liability company ("Canadian Borrower"; together with U.S. Borrowers, collectively, "Borrowers"), PACIFIC SAFETY PRODUCTS INC., a Canadian corporation ("PSP"; together with Borrowers, collectively, "Obligors"), as a Canadian Guarantor, the financial institutions party thereto from time to time as lenders (collectively, "Lenders"), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders ("Agent").

Recitals:

Agent, Lenders and Obligors are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of November 18, 2016 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), pursuant to which Agent and Lenders have made extensions of credit and other financial accommodations available to Borrowers.

Obligors have advised Agent and Lenders that Obligors intend to prepay the Term Loan Debt in full and obtain a new term loan from new term lenders pursuant to a Term Loan and Security Agreement dated of even date herewith (the "New Term Loan Agreement") among Obligors, Guggenheim Credit Services, LLC, as agent (in such capacity, "New Term Loan Agent") for the lenders party thereto (the "New Term Loan Lenders") and such New Term Loan Lenders (such transactions, collectively, the "Term Loan Debt Refinancing").

The Term Loan Debt Refinancing is not permitted by, among other provisions, Sections 10.2.1 and 10.2.8(c) of the Loan Agreement. Obligors have requested that Agent and Lenders consent to the Term Loan Debt Refinancing, notwithstanding such prohibitions. Obligors have also requested that, in connection with the Term Loan Debt Refinancing, Agent and Lenders release Agent’s Lien upon the Equity Interests of Dutch CV Holdco.

On the terms and subject to the conditions set forth in this Amendment, Agent and Lenders are willing to consent to the Term Loan Debt Refinancing and release Agent’s Lien upon the Equity Interests of Dutch CV Holdco.

The parties also desire to amend the Loan Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.       Consent to Term Loan Debt Refinancing. Subject to the satisfaction of the conditions precedent set forth in Section 10 hereof, Agent and Lenders consent to the Term Loan Debt Refinancing and agree that the New Loan Debt Refinancing shall not constitute an Event of Default.

3.       Release of Equity Interests in Dutch CV Holdco. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, and without further action by any party hereto, each Lender hereby authorizes Agent to release its Liens on the Equity Interests of Dutch CV Holdco. Except for Agent’s release of its Lien upon the Equity Interests of Dutch CV Holdco, Agent shall retain all of its Liens upon all other Collateral.

4.       Amendments to Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 10 of this Amendment, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent, the Loan Agreement shall be amended as follows:

(a)       By adding the following new definitions of "Affected Financial Institution," "Beneficial Ownership Certification," "Beneficial Ownership Regulation," "Benefit Plan," "Communication," "Controlled Investment Affiliates," "Covered Entity," "FRBNY," "ISDA Definitions," "Kanders SAF," "LIBOR Replacement Date," "LIBOR Screen Rate," "LIBOR Successor Rate," "LIBOR Successor Rate Conforming Changes," "Permitted Pro Forma Adjustments," "Pre-Adjustment Successor Rate," "PTE," "Related Adjustment," "Relevant Governmental Body," "Resolution Authority," "Scheduled Unavailability Date," "Sixth Amendment Date, ""SOFR," "Supplemental ICP Loan," "Swap," "Term SOFR," "UK Financial Institution," and "UK Resolution Authority" to Section 1.1 of the Loan Agreement in proper alphabetical order:

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230.

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Communication: any notice, request, election, representation, certificate, report, disclosure, authorization, or other information or statement relating hereto, including any Loan Document or Borrower Materials.

Controlled Investment Affiliate: as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

Covered Entity: (a) a "covered entity," as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a "covered bank," as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a "covered FSI," as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

FRBNY: Federal Reserve Bank of New York.

ISDA Definitions: 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.

Kanders SAF: Kanders SAF, LLC, a Delaware limited liability company.

LIBOR Replacement Date: as defined in Section 3.6.2.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page that Agent designates to determine LIBOR (or such other commercially available source providing such quotations as designated by Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Canadian Base Rate, Interest Period, timing and frequency of determining rates and payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of look-back periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit its administration by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with administration of this Agreement or any other Loan Document).

Permitted Pro Forma Adjustments: as applied to any Person or business unit, means any adjustment to the actual results of operations of such Person or business unit that is permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that are otherwise approved by the Agent or Required Lenders to reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Acquisitions or dispositions. Notwithstanding the foregoing, for purposes of calculating compliance with the financial covenant set forth in Section 10.3, to the extent that during such period any Obligor shall have consummated a Permitted Acquisition, EBITDA shall be calculated with respect to any Person, business, property or asset acquired in a Permitted Acquisition as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP.

Pre-Adjustment Successor Rate: as defined in Section 3.6.2.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Related Adjustment: in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Agent applicable to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service selected by Agent from time to time in its discretion, or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

Sixth Amendment Date: November 17, 2020.

SOFR: with respect to any Business Day, the secured overnight financing rate that is published for such day by FRBNY as administrator of the benchmark (or a successor administrator) on FRBNY's website (or any successor source) at approximately 8:00 a.m. (New York City time) on the next Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Supplemental ICP Loan: a loan made by Med-Eng to ICP NewTech LTD, a company incorporated and registered in Ireland, in an aggregate principal amount not exceeding $300,000.

Swap: as defined in Section 1a(47) of the Commodity Exchange Act.

Term SOFR: the forward-looking term rate for any period that is approximately (as determined by Agent) as long as any interest period option set forth in the definition of "Interest Period" and that is based on SOFR and has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service selected by Agent from time to time in its discretion.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(b)       By deleting the definitions of "Affiliate," "Asset Disposition," "Bail-In Action," "Bail-In Legislation," "Canadian BA Rate," "Canadian Base Rate," "Change of Control," "Dutch CV Holdco," "EBITDA," "Excess Cash Flow Prepayments," "Fixed Charges," "Intercreditor Agreement," "LIBOR," "Non-Obligor Subsidiaries," "Permitted Distribution," "Permitted Note Transfer," "Qualifying IPO," "Revolver Termination Date," "Term Loan Agent," "Term Loan Agreement," "Term Loan Lenders," "U.S. Base Rate," and "Write-Down and Conversion Powers" set forth in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following, respectively:

Affiliate: with respect to any Person, another Person that, from and after the 2012 Closing Date, directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however that neither Agent, nor any Lender shall be deemed "Affiliates" of the Obligors; provided, further, that affiliates of the owners of the Equity Interests of Holdings (other than Holdings and its Subsidiaries) shall be deemed to be "Affiliates" of Holdings for purposes of Section 10.2.17. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled," "Controlled by" and "under common Control with" have correlative meanings thereto.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a U.S. Obligor, a Canadian Obligor or any of their respective Subsidiaries, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the per annum rate of interest equal to the Canadian Dollar bankers' acceptance rate, or comparable or successor rate approved by Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Canadian BA Rate Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall the Canadian BA Rate be less than 0.50%.

Canadian Base Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than 0.50%. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Change of Control: at any time, the earliest to occur of: (a) Holdings or Safariland ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each U.S. Borrower and Canadian Borrower; (b) (i) at any time prior to a Qualifying IPO, Kanders SAF and its Controlled Investment Affiliates ceases to own and control, beneficially and of record, directly or indirectly, more than 50% of the Equity Interests in Holdings and (ii) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than Kanders SAF (and its Controlled Investment Affiliates), the Kanders Parties and/or Affiliates of the Kanders Parties, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests in Holdings representing more than 35% of the total voting power of all of the outstanding voting stock of Holdings; (c) a change in the majority of directors of Holdings during any 12 month period, unless approved by the majority of directors serving at the beginning of such period; (d) except for Permitted Asset Dispositions, the sale or transfer of all or substantially all of the assets of the Obligors, taken as a whole; or (e) for so long as the Term Loan Agreement is in effect, the occurrence of any "Change of Control" under and as defined in the Term Loan Agreement.

Dutch CV Holdco: TSG International Holdings C.V., a limited partnership (or commanditaire vennootschap) under the laws of the Netherlands.

EBITDA: determined on a consolidated basis for Obligors and Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income and franchise taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) net gains arising from the write-up of assets, (f) any net extraordinary gains (after deducting any extraordinary losses), (g) non-cash compensation to officers, directors and employees paid in the form of Equity Interests to the extent permitted by Section 10.2.17, (h) non-cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees but only to the extent constituting Permitted Pro Forma Adjustments; (i) cash facilities relocation costs, fees, expenses or charges relating to non-recurring plant shutdowns and discontinuance of operations and acquisition integration costs and fees but only to the extent constituting Permitted Pro Forma Adjustments; provided, however, that the amount added back pursuant to this clause (i) shall not in any period exceed 15% of EBITDA for any period, (j) any non-cash write-offs, write-downs or other non-cash charges of assets not constituting ABL Priority Collateral (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), (k) the effect on earnings of any write-ups or write-downs of Inventory following the closing of the Transactions or any Permitted Acquisition, in each case as a result of purchase accounting, in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 for any single Permitted Acquisition, (l) the amount of (i) any reserve or accrual for, or (ii) any payments on account of, any acquisition-related earn-outs, contingent consideration or deferred purchase price of any kind in connection with Permitted Acquisitions (provided that any such amounts payable in cash constitute Subordinated Debt and any such payments which are made in cash may only be added back if permitted pursuant to Section 10.2.8), in an amount not to exceed the Dollar Equivalent of $6,000,000 for any single Permitted Acquisition and in an amount not to exceed the Dollar Equivalent of $15,000,000 for all Permitted Acquisitions made during the term of this Agreement, (m) any costs or expenses incurred by Obligors and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Obligors or Net Cash Proceeds of the issuance of Equity Interests of the Obligors concurrently with, or within ten (10) days of, the incurrence of such costs or expenses, (n) any costs or expenses incurred by Obligors to the extent either (i) cash reimbursement is received therefore from another Person within the same period in which the cost or expense is incurred or (ii) the costs or expenses are indemnified by, or reimbursable from, a third party (provided, however, that if such costs or expenses are not reimbursed within 60 days of the end of the applicable measurement period, then such costs and expenses shall not be added back), (o) costs and expenses incurred in connection with the Transactions, and (p) any non-cash losses (net of non-cash gains) with respect to exchange rates or expenses or charges relating to currency valuation of foreign denominated debt, in each of clauses (a) through (p), to the extent included in determining net income.

Excess Cash Flow Prepayments: prepayments of the Term Loan Debt based on Excess Cash Flow (as defined in the Term Loan Agreement as in effect on the Sixth Amendment Date) but only to the extent permitted hereunder.

Fixed Charges: the sum of cash interest paid and the amount of scheduled principal payments made on Borrowed Money.

Intercreditor Agreement: that certain Intercreditor Agreement dated as of the Sixth Amendment Date by and between Term Loan Agent and Agent, and as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than 0.50%.

Non-Obligor Subsidiaries: has the meaning given such term in Section 10.1.9(d).

Permitted Distribution: (a) any Distribution made by a Non-Obligor Subsidiary to another Non-Obligor Subsidiary or an Obligor; (b) any Distribution made by a Foreign Obligor to another Obligor; (c) any Distribution made in cash by any Obligor if the following conditions are satisfied: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iv) Borrowers provide Agent evidence that after giving effect to the consummation of such Distribution, Borrowers and their Subsidiaries on a consolidated basis are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (v) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution; and (d) following December 31, 2020, Distributions on account of redemptions of Equity Interests of Holdings held by employees, officers, or directors of Holdings (or any spouses, ex-spouses, estates or Affiliates of any of the foregoing); provided, that the aggregate amount of such redemptions made by Holdings in respect of each Fiscal Year prior to the Revolver Termination Date shall not exceed the greater of (i) $2,000,000 or (ii) 5% of EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination in respect of which financial statements have been (or were required to be) delivered pursuant to Section 10.1.2(a) or (b), as applicable; provided, further, that Distributions under this clause (d) shall be subject to satisfaction of the following conditions: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iv) Borrowers provide Agent evidence that after giving effect to the consummation of such Distribution, Borrowers and their Subsidiaries on a consolidated basis are in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (v) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution.

Permitted Note Transfer: the transfer of Debt that is permitted pursuant to any of Section 10.2.1(t)(vii), Section 10.2.1(t)(viii) or Section 10.2.1(t)(ix) after the Sixth Amendment Date either (a) to or between Non-Obligor Subsidiaries or New Foreign Holdcos or (b) to an Obligor, so long as, concurrently with any such transfer, Obligors provide Agent with written notice of the identity of the new holder of such Debt.

Qualifying IPO: shall have the meaning ascribed to such term in the Term Loan Agreement as in effect on the Sixth Amendment Date.

Revolver Termination Date: November 17, 2025.

Term Loan Agent: shall mean Guggenheim Credit Services, LLC, a Delaware limited liability company.

Term Loan Agreement: shall mean that certain Term Loan and Security Agreement dated as of the Sixth Amendment Date by and among the Term Loan Agent, as agent for the Term Loan Lenders, the Term Loan Lenders and Borrowers.

Term Loan Lenders: shall mean the certain financial institutions party to the Term Loan Agreement from time to time.

U.S. Base Rate: for any day, a per annum rate equal to the greatest of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.00%; provided, that in no event shall the U.S. Base Rate be less than 0.50%.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(c)       By deleting the definitions of "EBITDA Certificate," "GSO," "Line Reserve Period," "Line Reserve Release Conditions," "Line Reserve Release EBITDA," and "MHLLC" contained in Section 1.1 of the Loan Agreement in their respective entireties.

(d)       By deleting clause (a) of the definition of "Excluded Collateral" contained in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

(a) [reserved]

(e)       By deleting clause (e) of the definition of "Excluded Collateral" contained in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

(e) Property located outside of the United States or Canada that is acquired in connection with or after the consummation of the Final Foreign Restructuring Transactions by Horsepower, solely in its capacity as nominee or trustee (or any similar or comparable relationship) for Dutch CV Holdco or any New Foreign Holdco, in Horsepower's capacity as general or managing partner of Dutch CV Holdco or such other New Foreign Holdco pursuant to the Organic Documents of Dutch CV Holdco as in effect immediately after the consummation of the Final Foreign Restructuring Transactions or such other New Foreign Holdco, and

(f)       By deleting the reference to "minus, prior to Agent's receipt of two (2) consecutive EBITDA Certificates demonstrating Line Reserve Release EBITDA and only during a Line Reserve Period, the Line Reserve" in each of (i) the definition of "LC Conditions" contained in Section 1.1 of the Loan Agreement and (ii) Section 2.1.3 of the Loan Agreement.

(g)       By deleting clause (i) of the definition of "Permitted Acquisition" in its entirety and substituting in lieu thereof the following:

(i) in connection with Acquisitions of Targets located outside of the United States, the aggregate consideration (including, without limitation, equity consideration, earn out obligations, deferred compensation, non-competition arrangements and the amount of Debt and other liabilities incurred or assumed by the Obligors and their Subsidiaries) paid by Obligors and their Subsidiaries for all such Acquisitions made after the Sixth Amendment Date shall not exceed the Dollar Equivalent of $50,000,000.

(h)       By deleting the "and" immediately before clause (e) of the definition of "Permitted Foreign Restructuring Transaction" and inserting the following immediately before the period at the end of the definition:

and (f) Agent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed)

(i)       By deleting Section 2.1.9 of the Loan Agreement in its entirety.

(j)       By deleting Section 1.5 of the Loan Agreement and substituting in lieu thereof the following:

1.5       Currency Equivalents; Divisions

1.5.1 Currency Equivalents. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Commitments, Borrowing Base components and other amounts shall be denominated in Dollars. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by the Obligors or shown in the Obligors' financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Obligors shall repay such Obligation in such other currency.

1.5.2 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(k)       By adding the following new sentence at the end of clause (b) of Section 3.1.2 of the Loan Agreement:

Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining LIBOR or with respect to any alternate or replacement for or successor to any such rate, any LIBOR Successor Rate Conforming Changes, or the effect of any of the foregoing.

(l)       By deleting Section 3.6 of the Loan Agreement in its entirety and substituting in lieu thereof the following:

3.6       Inability to Determine Rates; Replacement of LIBOR

3.6.1 Inability to Determine Rate. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent determines that (i) in the case of LIBOR Loans, Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period or, in the case of Canadian BA Rate Loans, Canadian bankers' acceptances are not being offered by banks in the Canadian interbank market, or (ii) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the Loan or Interest Period (including with respect to calculation of the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable); or (b) Agent or Required Lenders determine for any reason that LIBOR or the Canadian BA Rate for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders' obligations to make or maintain affected LIBOR Loans or Canadian BA Rate Loans and utilization of the LIBOR component (if affected) in determining Base Rate or Canadian Base Rate and utilization of the Canadian BA Rate component (if affected) in determining the Canadian Prime Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or a Canadian BA Rate Loan or, failing that, will be deemed to have requested a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan or Canadian Base Rate Loan, as applicable, or any affected Canadian BA Rate Loan to a Canadian Prime Rate Loan.

3.6.2 Replacement of LIBOR. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a)       adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)       the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide LIBOR after such specific date (such specific date, "Scheduled Unavailability Date"); or

(c)       the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(d)       syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (a) through (c) above, on a date and time determined by Agent (any such date, "LIBOR Replacement Date"), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document ("LIBOR Successor Rate"; and any such rate before giving effect to the Related Adjustment, "Pre-Adjustment Successor Rate"):

(x)       Term SOFR plus the Related Adjustment; and

(y)       SOFR plus the Related Adjustment;

and in the case of clause (d) above, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the other Loan Documents in accordance with the definition of "LIBOR Successor Rate" and such amendment will become effective at 5:00 p.m. on the fifth Business Day after Agent has notified Lenders and Borrower Agent of the occurrence of the circumstances described in clause (d) above unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided that if Agent determines that Term SOFR has become available, is administratively feasible for Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

Agent will promptly (in one or more notices) notify Borrower Agent and Lenders of (x) any occurrence of any events, periods or circumstances under clauses (a) through (c) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything to the contrary in any Loan Document, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.50%, the LIBOR Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to Borrower Agent and Lenders reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (a) through (c) above occur with respect to any LIBOR Successor Rate then in effect, the successor rate thereto shall be determined in accordance with the definition of "LIBOR Successor Rate."

3.6.3       Alternate Benchmark Rate. Notwithstanding anything to the contrary herein, (a) after any such determination by Agent or receipt by Agent of any such notice described in Section 3.6.2(a) through (c), as applicable, if Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.6.2(d) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.6.2(a) through (c) have occurred with respect to the LIBOR Successor Rate then in effect and Agent determines that none of the LIBOR Successor Rates is available, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent has posted such proposed amendment to Lenders and Borrower Agent unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

3.6.4       No Successor Rate. If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3 and the circumstances under Section 3.6.2(a) or (c) exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower Agent and Lenders. Thereafter, (a) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (b) the LIBOR component shall no longer be utilized in determining Base Rate or Canadian Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans or Canadian Base Rate Loans (subject to clause (b) above), as applicable.

(m)       By deleting the reference to "or" immediately after clause (b) of Section 8.5 of the Loan Agreement, by deleting the reference to ")." at the end of clause (c) of Section 8.5 of the Loan Agreement and by substituting in lieu thereof a reference to ", or", and by adding the following new clause (d) to Section 8.5 of the Loan Agreement:

(d) Deposit Accounts that are zero balance disbursement accounts).

(n)       By deleting the last sentence of Section 9.1.1 of the Loan Agreement and substituting in lieu thereof the following:

No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

(o)        By deleting clause (c) of Section 10.1.2 of the Loan Agreement and substituting in lieu thereof the following:

(c)       concurrently with the delivery of financial statements under clauses (a) and (b) above (or more frequently if requested by Agent while a Default or an Event of Default exists), whether or not a Covenant Testing Period exists, a Compliance Certificate executed by a senior financial officer of Borrower Agent or Safariland;

(p)        By deleting the "and" immediately after clause (j) of Section 10.1.2 of the Loan Agreement, by deleting the "." at the end of clause (k) of Section 10.1.2 of the Loan Agreement and by substituting in lieu thereof a reference to "; and", and by adding the following new clause (l) to Section 10.1.2 of the Loan Agreement:

(l) concurrently with the delivery to the directors of Holdings (and in the same manner delivery is made to them), copies of all written materials that are provided to such directors with respect to any meeting of such directors or any written consent in lieu of meeting; provided, however, that the Obligors shall not be obligated hereunder to provide information under this clause (l) if they have reasonably determined in good faith that such disclosure would adversely affect the attorney-client privilege between any Obligor and its counsel.

(q)       By deleting the reference to "(provided, that in each case such pledge of the Equity Interests to secure the U.S. Direct Obligations shall be limited to (x) first-tier Subsidiaries of U.S. Obligors and (y) 65% of the outstanding voting Equity Interests)" contained in subclause (b)(i) of Section 10.1.9 of the Loan Agreement in its entirety.

(r)       By deleting clause (c) of Section 10.1.9 of the Loan Agreement and substituting in lieu thereof the following:

(c)       if such Person is a first-tier Foreign Subsidiary of an Obligor that is not a Canadian Subsidiary, cause it, and the other Obligors, as applicable, to:

(i)       execute and deliver to Agent such supplements or amendments to this Agreement and the other Loan Documents as Agent deems necessary or appropriate to (A) grant to Agent, for the benefit of the Secured Parties, a perfected Lien (subject only to the Lien of Term Loan Agent) in 100% of the Equity Interests of such new Subsidiary; and

(ii)       deliver to Agent evidence that any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank and delivered by a duly authorized officer of such Obligor have been delivered to Term Loan Agent to hold for Agent as bailee for perfection purposes in accordance with the terms of the Intercreditor Agreement.

(d)       if, as of the end of any fiscal quarter, (x) any Foreign Subsidiary (excluding Canadian Subsidiaries), when taken together with all other Foreign Subsidiaries organized or incorporated under the laws of the same jurisdiction as such Foreign Subsidiary, collectively constitutes more than 5.0% of the aggregate revenues and/or 10% of the consolidated total assets, in each case, of the Obligors and their Subsidiaries taken as a whole, and/or (y) the consolidated EBITDA of all Foreign Subsidiaries (excluding Canadian Subsidiaries) that do not guaranty any of the Obligations (all such Subsidiaries, the "Non-Obligor Subsidiaries") is greater than 20% of the consolidated EBITDA of Holdings and all of its Subsidiaries ((x) and (y), the "Foreign Security Thresholds"), cause the applicable Obligors to promptly notify Agent and:

(i)       (A) to the extent necessary to comply with the Foreign Security Thresholds, take such action as Agent in good faith deems are necessary or appropriate to grant to Agent, for the benefit of Secured Parties, a perfected Lien in the Collateral in which each such Subsidiary has an interest securing the Obligations, including the filing or registration of such Liens as may be deemed necessary or appropriate by Agent, (B) deliver to Agent a perfection certificate of each such Subsidiary in form and substance reasonably satisfactory to Agent, duly executed on behalf of such Subsidiary and (C) execute and deliver a Guaranty, in form and substance reasonably acceptable to Agent, to guarantee payment or performance of the Obligations; provided that, (i) if Borrower Agent reasonably determines in good faith that the granting of Liens and delivery of the Guaranty set forth in the preceding clauses (A) and (C), respectively, in respect of the U.S. Direct Obligations would result in adverse tax consequences which are not de minimus then such Liens and Guaranty shall be limited to the Canadian Obligations; and (ii) Agent shall consult with Borrower Agent with respect to the relevant costs and burdens relating to any such actions before the requirement of same so that they may discuss any alternative less costly or burdensome measures in order to comply with the Foreign Security Thresholds; and

(ii)       if requested by Agent, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent;

provided, that, notwithstanding the foregoing, if, in the reasonable discretion of Agent, the taking of any of the actions set forth in (i)-(ii) of this clause (d), or the continued maintenance of such guarantees and security, would result in present and future costs to the Obligors (including adverse tax consequences) which are excessive in relation to the relative benefits of such guarantees and security accruing to the Secured Parties, the Agent shall have the discretion to limit or release the guarantees and security to reduce such present and future costs to the Obligors.

(s)       By deleting clause (o) of Section 10.2.1 of the Loan Agreement and substituting in lieu thereof the following:

(o)       Debt incurred in connection with a Permitted Acquisition, to the extent permitted under the definition of Permitted Acquisition, that consists of Debt existing prior to the consummation of the Permitted Acquisition (and not incurred in contemplation thereof) that is permitted to be assumed by the Obligors pursuant to (and subject to the limitations set forth in) clause (d) above as Permitted Purchase Money Debts and does not constitute a revolving credit facility;

(t)       By deleting each reference to "Dutch CV Holdco" contained in subclauses (t)(vii) – (t)(ix) of Section 10.2.1 of the Loan Agreement and substituting in lieu thereof a reference to "Dutch CV Holdco or a New Foreign Holdco."

(u)       By deleting the "and" immediately after clause (v) of Section 10.2.1 of the Loan Agreement, by deleting the "." at the end of clause (w) of Section 10.2.1 of the Loan Agreement and by substituting in lieu thereof a reference to "; and", and by adding the following new clause (x) to Section 10.2.1 of the Loan Agreement:

(x)       so long as no Default or Event of Default shall have occurred and be continuing as of the date of incurrence thereof, Debt of Foreign Subsidiaries who are not Obligors in an aggregate amount not to exceed $35,000,000 at any one time outstanding; provided that such Indebtedness is incurred or assumed in connection with an Investment permitted hereunder (including any Permitted Acquisition), is not recourse to any of the Obligors, and is not secured by the Collateral.

(v)       By deleting clause (c) of Section 10.2.8 of the Loan Agreement and substituting in lieu thereof the following:

(c)       the Term Loan Debt, except (i) mandatory prepayments and regularly scheduled payments of principal, interest and fees in accordance with the Term Loan Debt Documents and the Intercreditor Agreement, in each case in effect on the Sixth Amendment Date, (ii) Excess Cash Flow Prepayments in accordance with the Term Loan Debt Documents as in effect on the Sixth Amendment Date, and (iii) voluntary prepayments (excluding Excess Cash Flow Prepayments) so long as each of the following conditions is satisfied with respect to any such voluntary prepayments: (x) no Default, Event of Default or "Event of Default" under (and as defined) in the Term Loan Debt Documents then exists or would result from such prepayment; (y) the amount of pro forma Availability (1) after giving effect to such prepayment, (2) on the date of such prepayment and (3) on average for the sixty (60) consecutive day period preceding such prepayment, is at least equal to the greater of (A) 25% of the Commitments and (B) $11,500,000; and (z) Agent has received evidence that after giving effect to the consummation of such prepayment, Borrowers will be in compliance with the financial covenant set forth in Section 10.3 on a pro forma basis, measured as of the most recently ended fiscal month for which Borrowers have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended.

(w)       By deleting Section 12.2.1 of the Loan Agreement in its entirety and substituting in lieu thereof the following:

12.2.1       Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations secured by such Collateral; (b) that is the subject of a Permitted Asset Disposition; (c) that is the subject of a disposition pursuant to Section 8.4.2; (d) in connection with exercising Agent’s rights pursuant to the last paragraph of Section 10.1.9(d) or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(x)       By adding the following new Section 12.16 to the Loan Agreement immediately after Section 12.15 of the Loan Agreement:

12.16       Certain ERISA Matters

12.16.1       Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) such Lender is not using "plan assets" (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and such Lender.

12.16.2       Further Lender Representation. Unless Section 12.16.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

(y)       By deleting clause (d) of Section 14.1.1 of the Loan Agreement and substituting in lieu thereof the following:

(d)       without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), U.S. Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate under the U.S. Borrowing Base or the Canadian Borrowing Base; (iv) release any Borrower or all or a material portion of the Guarantors or that would effect a release of (or a subordination of Agent’s liens on) all or a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions or as otherwise permitted under the Loan Documents, in each case, as in effect on the Sixth Amendment Date);

(z)       By deleting the "and" immediately after clause (f) of Section 14.1.1 of the Loan Agreement, deleting the "." immediately after clause (g) of Section 14.1.1 of the Loan Agreement and by substituting in lieu thereof a ";" and by adding the following new clauses (h), (i) and (j) to Section 14.1.1 of the Loan Agreement:

(h)       without the prior written consent of all Lenders, no modification shall be effective with respect to (i) any pro rata sharing, payment, or setoff provision of any Loan Document or (ii) any other provision of a Loan Document, in each case, in a manner that would alter (or have the effect of altering) the pro rata allocation among the Lenders of any payments, disbursements, or setoffs;

(i)       without the prior written consent of all Lenders, no modification shall be effective that subordinates any of the Obligations or any Lien created by this Agreement or any other Loan Document; and

(j)       without the prior written consent of all Lenders, no modification shall be effective that permits the assignment or transfer by any Obligor of any of its rights and obligations under any Loan Document.

(aa) By deleting the reference to "EEA Financial Institutions" in the section heading for Section 14.15 of the Loan Agreement and by substituting in lieu thereof a reference to "Affected Financial Institutions."

(bb) By deleting Section 14.15.3 of the Loan Agreement and substituting in lieu thereof the following:

14.15.3       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

(cc) By adding the following new Sections 14.20 and 14.21 to the Loan Agreement immediately after Section 14.19 of the Loan Agreement:

14.20       Execution; Electronic Records. A Communication, including any required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person's business, and may destroy the original paper document. Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (c) upon request by Agent, an Electronic Signature shall be promptly followed by a manually executed counterpart. "Electronic Record" and "Electronic Signature" are used herein as defined in 15 U.S.C. § 7006.

14.21       Acknowledgment Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, "QFC Credit Support," and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.21.1       Covered Party. If a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.21.2       Definitions. As used in this Section, (a) "BHC Act Affiliate" means an "affiliate," as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) "Default Right" has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) "QFC" means a "qualified financial contract," as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

5. Ratification and Reaffirmation. Each Obligor hereby ratifies and reaffirms the Obligations, the Loan Agreement and each of the other Loan Documents and all of such Obligor's covenants, duties, indebtedness and liabilities under the Loan Agreement and the other Loan Documents.

6.       Acknowledgments and Stipulations. Each Obligor acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Obligor are legal, valid and binding obligations of such Obligor that are enforceable against such Obligor in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Obligor); and the security interests and Liens granted by such Obligor in favor of Agent are duly perfected security interests and Liens having the priority set forth in the Intercreditor Agreement.

7.       Representations and Warranties. Each Obligor represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists immediately prior to or immediately after giving effect to this Amendment; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate or limited liability company action on the part of Obligors and this Amendment has been duly executed and delivered by Obligors; and all of the representations and warranties made by Obligors in the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date.

8.       Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

9.       Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default in accordance with the terms and conditions set forth in Section 11.1 of the Loan Agreement.

10.       Conditions Precedent. The effectiveness of the consent contained in Section 2 of this Amendment, the release contained in Section 3 of this Amendment and the amendments contained in Section 4 of this Amendment is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)        Agent shall have received a duly signed counterpart of this Amendment from Obligors and each Lender;

(b)        Agent shall have received copies of the fully-executed New Term Loan Agreement and all material documents, instruments and agreements executed in connection therewith (collectively with the New Term Loan Agreement, the "New Term Loan Debt Documents"), certified by an officer of Holdings to be true, correct and complete, each of which shall be in form and substance acceptable to Agent;

(c)       The transactions contemplated by the New Term Loan Debt Documents shall have been consummated on terms and subject to legal documentation reasonably satisfactory to Agent.

(d)       Agent shall have received from each Obligor a copy of resolutions authorizing execution and delivery of this Amendment and the other Loan Documents entered into concurrently herewith or pursuant hereto;

       (e)       Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) the Organic Documents of such Obligor that were delivered on the date referenced in such certificate remain, as of the date of such certificate, true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of this Amendment and the other Loan Documents entered into concurrently herewith or pursuant hereto is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Amendment; and (iii) the title, name and signature of each Person authorized to sign this Amendment and the other Loan Documents entered into concurrently herewith or pursuant hereto;

(f)       Agent shall have received long form good standing certificates for each Obligor, issued by (i) the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and (ii) the Secretary of State or other appropriate official in each jurisdiction set forth on Schedule 6.1(g) of the Loan Agreement.

(g)       Agent shall have received the amendment fee referenced in Section 12 hereof;

(h)       Upon giving effect to the transactions contemplated by this Amendment and the New Term Loan Debt Documents, Availability shall be at least the Dollar Equivalent of $16,000,000;

(i)       Agent shall have received a duly signed counterpart of an amendment to the Pledge Agreement from the Obligors party thereto; and

(j)       Agent shall have received such other documents, instruments and agreements as shall be requested by Agent in its reasonable discretion.

11.       Post-Closing Obligations. Obligors shall comply with the following post-closing obligations on or prior to the dates set forth below (or such other date as Agent shall agree):

(a)       Unless such Deposit Account is already subject to a Deposit Account Control Agreement in favor of Agent, to the extent required pursuant to the Loan Agreement, on or before the date that is ninety (90) days after the Sixth Amendment Date (or such later date as the Agent may consent to in writing in its discretion), deliver to Agent (i) a Deposit Account Control Agreement for each Deposit Account listed in Schedule 8.5 to the Loan Agreement or (ii) evidence reasonably satisfactory to Agent that such Deposit Accounts are not required to be subject to a Deposit Account Control Agreement pursuant to the Loan Agreement.

(b)       On or before the date that is ninety (90) days after the Sixth Amendment Date (or such later date as Agent may consent to in writing in its discretion), execute and deliver to Agent a pledge, in form and substance reasonably satisfactory to Agent, of 100% of the outstanding Equity Interests of Dutch CV Holdco (or, if the Obligors shall have consummated a Foreign Restructuring Transaction (or similar transaction) on or prior to such date and, in connection therewith, any other Subsidiary replaced Dutch CV Holdco as a direct Subsidiary of a U.S. Obligor, 100% of the outstanding Equity Interests of such Subsidiary) to secure the U.S. Direct Obligations; provided, that, in connection with foregoing, Obligors shall (i) deliver to Agent any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank by a duly authorized officer of the applicable pledging Obligor, (ii) if requested by Agent in its discretion, deliver to Agent legal opinions relating to the matters described in this provision, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent, and (iii) take such other action as Agent in good faith deems necessary or appropriate to perfect Agent’s security interest in such Equity Interests.

(c)       On or before the date that is ninety (90) days after the Sixth Amendment Date (or such later date as Agent may consent to in writing in its discretion), execute and deliver to Agent a pledge, in form and substance reasonably satisfactory to Agent, of 100% of the outstanding Equity Interests of The Safariland Group SPRL; provided, that such pledge shall not be required if on or before such date, The Safariland Group SPRL becomes a wholly owned Subsidiary of Dutch CV Holdco or one of its Subsidiaries (or, if the Obligors shall have consummated a Foreign Restructuring Transaction (or similar transaction) on or prior to such date, a fully owned Subsidiary of any other Subsidiary replacing Dutch CV Holdco or one of such replacement Subsidiary’s Subsidiaries).

12.       Amendment Fee; Expenses of Agent. In consideration of Agent's willingness to enter into this Amendment as set forth herein, Obligors agree to pay to Agent an amendment fee in the amount of $75,000 in immediately available funds on the date hereof. Additionally, Obligors further agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

13.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles.

14.       Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.       No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

16.       Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. This Amendment may be in the form of an Electronic Record and may be executed using electronic signatures (including facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

17.       Further Assurances. Obligors agree to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

18.       Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

19.       Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

20.        Parallel Liability.

(a)                In this Section 20, (i) "Corresponding Liabilities" means all present and future liabilities and contractual and non-contractual obligations of an Obligor under or in connection with the Loan Agreement, as amended by this Amendment, and the other Loan Documents, but excluding its Parallel Liability, and (ii) "Parallel Liability" means an Obligor's undertaking pursuant to this Section 20.

(b)                Each Obligor irrevocably and unconditionally undertakes to pay to Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(c)                The parties hereto agree that:

(i)       an Obligor's Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii)       an Obligor's Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii)       an Obligor's Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of such Obligor to Secured Parties (even though such Obligor may owe more than one Corresponding Liability to Secured Parties under the Loan Documents) and an independent and separate claim of Secured Parties to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv)       for purposes of this Section 20, Agent acts in its own name and not as agent, representative or trustee of Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any security agreement securing a Parallel Liability on trust.

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signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

OBLIGORS:

MAUI ACQUISITION CORP.
SAFARILAND, LLC
SAFARILAND GLOBAL SOURCING, LLC
HORSEPOWER, LLC
MED-ENG, LLC
SENCAN HOLDINGS, LLC
ATLANTIC TACTICAL, INC.
LAWMEN'S DISTRIBUTION, LLC
SAFARILAND DISTRIBUTION, LLC
UNITED UNIFORM DISTRIBUTION, LLC
GH ARMOR SYSTEMS INC.
DEFENSE TECHNOLOGY, LLC
MED-ENG HOLDINGS ULC PACIFIC SAFETY PRODUCTS INC.

By:	/s/ BLAINE BROWERS
Blaine Browers, Chief Financial Officer

[Signatures continued on following page.]

Sixth Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ JOHN M. OLSEN
John M. Olsen, Senior Vice President

U.S. LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A.

By:	/s/ JOHN M. OLSEN
John M. Olsen, Senior Vice President

[Signatures continued on following page.]

Sixth Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)

CANADIAN LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ SYLWIA DURKIEWICZ
Name:	Sylwia Durkiewicz
Title:	Vice President

Sixth Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)